Exhibit 5.1
JONES DAY
NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114-1190
TELEPHONE: (216) 586-3939 • FACSIMILE: (216) 579-0212
April 28, 2011
Developers Diversified Realty Corporation
3300 Enterprise Parkway
Beachwood, Ohio 44122

Re:	Up to $200,000,000 of Common Shares, $0.10 Par Value Per Share, To Be Offered Pursuant to the Sales Agency Financing Agreements
Ladies and Gentlemen:
     We are acting as counsel for Developers Diversified Realty Corporation, an Ohio corporation (the “Company”), in connection with the issuance and sale of common shares, $0.10 par value per share, of the Company (the “Shares”) pursuant to the Sales Agency Financing Agreement, dated as of April 28, 2011 (the “BNYMCM Agreement”), by and between the Company and BNY Mellon Capital Markets, LLC, and the Sales Agency Financing Agreement, dated as of April 28, 2011 (together with the BNYMCM Agreement, the “Sales Agency Financing Agreements”), by and between the Company and KeyBanc Capital Markets Inc. The Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Act”) in accordance with the terms of the Sales Agency Agreements.
     In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered pursuant to the terms of the Sales Agency Agreements against payment of the consideration therefor as provided therein, will be validly issued, fully paid, and nonassessable; provided that such consideration is at least equal to the stated par value of the Shares.
     In rendering the opinion above, we have assumed that (i) the resolutions authorizing the Company to issue and deliver the Shares pursuant to the Sales Agency Agreements will be in full force and effect at all times at which the Shares are issued and delivered by the Company, and the Company will take no action inconsistent with such resolutions and (ii) each issuance of Shares by the Company under the Sales Agency Agreements will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.
     The opinion expressed herein is limited to the laws of the State of Ohio, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to Registration Statement on Form S-3 (No. 333-162451) (the “Registration Statement”) filed by the Company to effect registration of the Shares under the Act and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day
ATLANTA •  BEIJING •  BRUSSELS •  CHICAGO •  CLEVELAND •  COLUMBUS •  DALLAS •  FRANKFURT •  HONG KONG
HOUSTON •  IRVINE •  LONDON •  LOS ANGELES •  MADRID •  MENLO PARK •  MILAN •  MUNICH •  NEW DELHI •  NEW YORK
PARIS •  PITTSBURGH •  SAN FRANCISCO •  SHANGHAI •  SINGAPORE •  SYDNEY •  TAIPEI •  TOKYO •  WASHINGTON